Exhibit 99.1

FOR RELEASE:	June 6, 2011
Geoffrey R. Hopkins, President
(910) 641-0044

WACCAMAW BANKSHARES SUBMITS COMPLIANCE PLAN TO THE NASDAQ STOCK MARKET

Whiteville, NC, June 6, 2011 – Waccamaw Bankshares, Inc. (NASDAQ: WBNK), the bank holding company for Waccamaw Bank, announced today that it has submitted to the Listing Qualifications Department of the NASDAQ Stock Market its plan to regain compliance with the NASDAQ listing rules.

As previously announced in the company’s press releases dated April 8, 2011, and May 23, 2011, the company has not yet completed its audited financial statements for the fiscal year ended December 31, 2010, nor has it completed its financial statements for the quarterly period ended March 31, 2011. As a result, the company has not been able to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, or its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, with the Securities and Exchange Commission.

On April 4, 2011, and May 17, 2011, NASDAQ informed the company that due to the company’s inability to timely file its Form 10-K and 10-Q, it is not in compliance with NASDAQ Listing Rule 5250(c)(1). NASDAQ also requested that the company submit, no later than June 3, 2011, a plan to regain compliance. The company submitted its compliance plan on June 2, 2011. In its plan, the company requested that NASDAQ grant the company through September 27, 2011 (180 days from the due date of the initial late filing), to regain compliance with the listing rules. No assurance can be given that NASDAQ will accept the company’s compliance plan or grant an exception for the full 180-day period, if at all.

About Waccamaw Bankshares, Inc.

Waccamaw Bankshares, Inc., is the holding company for Waccamaw Bank, a North Carolina-chartered community bank. We are headquartered in Whiteville, North Carolina and conduct our business through seventeen full-service banking offices located in Whiteville, Tabor City, Chadbourn, Elizabethtown, Shallotte (2), Holden Beach, Southport (2), Sunset Beach, Oak Island, and Wilmington, North Carolina and Heath Springs, Conway (2), Socastee, and Little River, South Carolina. Our primary market area includes Columbus, Bladen, Brunswick and New Hanover Counties of North Carolina and Lancaster and Horry Counties of South Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 became our wholly owned subsidiary upon completion of our reorganization into a bank holding company. We conduct all of our business activities through our banking subsidiary, Waccamaw Bank. The bank’s deposits are insured up to applicable limits by the FDIC. Our principal executive office is located at 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472 and our telephone number is (910) 641-0044. Our website is www.waccamawbank.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission. Waccamaw Bankshares, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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